Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
July 12, 2006	Bo Piela	Sally Curley
	617-768-6579	617-768-6140

Genzyme Reports Second-Quarter Financial Results

Delivers Solid Earnings Growth Based on Strong Top-Line Performance

CAMBRIDGE, Mass.—Genzyme Corp. (Nasdaq: GENZ) today reported a 19 percent increase in second quarter revenue, driven by growth across all major product areas. Revenue rose to $793.4 million from $668.1 million in the second quarter a year ago.

GAAP net income increased to $134.5 million, or $0.49 per diluted share, compared with $123.6 million, or $0.46 per diluted share, in the second quarter last year. GAAP net income includes a $42.0 million net gain in equity securities, principally reflecting the tender of Genzyme’s investment in Cambridge Antibody Technology Group plc, which is being acquired by AstraZeneca plc. GAAP earnings also include stock compensation expenses, which amounted to $55.3 million after taxes, or $0.20 per diluted share, and were higher than in the first quarter because they reflect the impact of Genzyme’s annual broad-based stock option grant in May. GAAP earnings for the second quarter of last year do not include stock compensation expenses.

Non-GAAP net income increased 22 percent to $181.2 million, up from $149.0 million in the same quarter a year ago, and non-GAAP earnings increased 19 percent to $0.68 per diluted share from $0.57 per diluted share. Non-GAAP figures exclude one-

time items, amortization, stock compensation expenses, dilution from contingent convertible debt, and the impact of FIN 46.

 “We had a strong quarter with excellent progress throughout the business, including solid results in the three product areas that were below expectations in the first quarter,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer. “We are on track to meet our financial goals for the year, while also meeting our commitment to the future by continuing to invest in late-stage clinical trials, manufacturing expansion, and product launches.”

Genzyme reiterated its full-year revenue guidance of $3.1 to $3.3 billion, its GAAP earnings guidance of $1.78-$1.88 per diluted share, and its non-GAAP earnings guidance of $2.65-$2.75 per diluted share.

Product Sales

Within the Renal division, revenue for Renagel® (sevelamer hydrochloride), a phosphate binder for patients with end-stage renal disease on hemodialysis, grew 26 percent to $126.6 million, up from $100.8 million in the same period last year. Renagel’s growth is being driven by the communication of strong clinical data, improved access to the product through the Medicare Part D program, development of international markets, and the expanded U.S. commercial organization.  Genzyme looks forward to the publication later this year of clinical results from the DCOR study and the presentation of health economic data from this study at the American Society of Nephrology meeting in November.

The expanded U.S. commercial organization is also helping to drive the growth of Hectorol® (doxercalciferol), which treats secondary hyperparathyroidism in patients on dialysis and those with earlier stages of chronic kidney disease. Hectorol sales in the

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second quarter were $22.4 million, compared with sales of $18.9 million in the first quarter. Genzyme has begun to implement the global commercialization strategy for Hectorol it envisioned when it acquired the product last July.  During the quarter, it submitted a marketing application for the product in Argentina, and filings in Mexico and Israel are expected to follow later this year.  The company is planning clinical studies to facilitate Hectorol’s registration in Europe and to reinforce its position in the United States.

Within the Therapeutics area, sales of Fabrazyme® (agalsidase beta) enzyme replacement therapy for Fabry disease grew 20 percent in the second quarter to $89.0 million, compared with sales of $74.4 million in the same quarter last year. Fabrazyme’s growth was driven by the number of new patients beginning therapy. Sales increased 11 percent from the first quarter.

Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $254.0 million, 8 percent greater than sales of $236.0 million in the second quarter a year ago.

Sales of Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I were $23.5 million in the second quarter, a 23 percent increase from sales of $19.2 million in the same quarter last year. Aldurazyme is marketed through an increasingly profitable joint venture with BioMarin Pharmaceutical Inc.

Sales of Myozyme® (alglucosidase alfa) were $6.5 million in the second quarter.  In April, the product was approved in the United States for the treatment of all patients with Pompe disease. Myozyme was launched in the United States in mid-May, and the product is also being introduced in a growing number of European Union countries following European Commission approval at the end of the first quarter. Genzyme is

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making excellent progress in securing reimbursement approvals both for patients with the infantile and the late-onset forms of Pompe disease. Myozyme sales are expected to increase throughout this year as patients transition from clinical trials or expanded access programs and as new patients are identified.  Genzyme anticipates that sales will begin to have a material impact on the company next year. Marketing applications for Myozyme have been submitted in Japan and Canada, and Genzyme expects to file for approval in several additional countries in the coming months.

Sales of Thyrogen® (thyrotropin alfa for injection) rose to $23.7 million in the second quarter, a 15 percent increase from sales of $20.7 million during the same period a year earlier.

Within the Biosurgery area, sales of Synvisc® (hylan G-F 20) increased 8 percent compared with the second quarter of last year, rising to $63.6 million from $58.8 million, driven by the expanding market for viscosupplementation products. Product sales increased 19 percent from the first quarter of this year, reflecting seasonal trends and the impact of an expanded sales and marketing investment. Synvisc is indicated for the treatment of knee pain caused by osteoarthritis. Data from an independent study were presented last month at the annual congress of the European League Against Rheumatism that provide further evidence to differentiate Synvisc clinically from competing products. The study results showed that patients receiving Synvisc experienced a greater magnitude and duration of pain relief than those receiving Hyalgan® (sodium hyaluronate). Similarly, Synvisc patients experienced significantly better functional outcomes and higher levels of satisfaction than those receiving Hyalgan.

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Sales of Sepra™ products grew 28 percent to $22.0 million, up from $17.1 million in the second quarter a year ago. This growth was driven partially by the increasing use of Seprafilm® adhesion barrier in major gynecologic procedures, including oncologic surgery and Cesarean sections.

Within the Transplant area, combined sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline™ (anti-thymocyte globulin, equine) were $39.8 million, up 19 percent compared with $33.6 million in the second quarter last year. These products are used in conjunction with immunosuppressant drugs to treat acute rejection in renal transplant procedures.

Total revenue for the Diagnostics/Genetics business increased to $87.3 million in the second quarter, 14 percent greater than revenue of $76.5 million in the same period last year. During the quarter, Genzyme Genetics introduced two new molecular tests that may enable physicians to better manage patients with acute myelogenous leukemia.

Other revenue—including oncology revenue, sales of pharmaceutical intermediates, and royalties from sales of WelChol® (colesevelam hydrochloride)—increased 30 percent to $40.1 million from $30.9 million in the second quarter last year.

Oncology revenue was $13.7 million, an increase of 41 percent compared with $9.7 million in the same quarter last year. Oncology revenue includes profits and royalties from Campath® (alemtuzumab), which is marketed by Schering AG and its U.S. affiliate Berlex; sales of Clolar® (clofarabine for intravenous infusion); and R&D revenue.

Expenses

Selling, general and administrative expenses were $220.4 million, excluding the impact of stock compensation expenses and FIN 46. Non-GAAP SG&A spending was

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approximately 28 percent of revenue, down from 29 percent in the same period a year ago.

Non-GAAP research and development spending in the second quarter was $138.6 million, or 17 percent of revenue, excluding the impact of stock compensation expenses and FIN 46. Non-GAAP R&D spending in the same quarter last year was $115.3 million, or 17 percent of revenue.  The reconciliation from GAAP to non-GAAP R&D and SG&A expenses is included on the accompanying chart.

Genzyme is conducting more late-stage trials now than at any point in its history. New products and new product indications are expected to expand and further diversify the company’s portfolio and contribute to its long-term growth. Clinical development program highlights for the second quarter include the following:

•                  Enrollment is more than two-thirds complete in the phase 3 trial of tolevamer, a novel non-absorbed polymer therapy that could be the first non-antibiotic treatment for Clostridium difficile-associated diarrhea, a widespread and growing global problem affecting patients in hospitals and nursing homes. The trial is scheduled for completion next year. Regulatory submissions are scheduled to begin late next year, and the first commercial approval is anticipated in 2008.

•                  Preparations are underway for the initiation of a phase 3 study of alemtuzumab (Campath) for the treatment of relapsing/remitting multiple sclerosis, which is expected during the second half of this year.  In addition, nearly all participating patients have now completed at least 24 months in the ongoing Phase 2 clinical trial comparing alemtuzumab with Rebif® (interferon beta-1a) for the treatment of multiple sclerosis. Genzyme expects to release data in the second half of this year from a two-year interim analysis of this three-year study.

•                  Progress continues to be made within the sevelamer carbonate development program. A study evaluating the product’s equivalence to Renagel has been completed and results are being analyzed. Genzyme has also begun a study evaluating the potential of sevelamer carbonate to benefit patients with chronic kidney disease who are not on dialysis, and a study comparing a powder form of sevelamer carbonate dosed once a day to Renagel tablets dosed three times a day. Such a formulation could provide an additional option to increase patient compliance.

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•                  The clinical study of Myozyme involving patients with late-onset Pompe disease is fully enrolled and will continue throughout this year. The 90-patient trial is intended to provide further support for Myozyme’s use. Results will be available early next year and will be submitted to regulatory authorities.

•                  Advances continue within the clinical program designed to extend the use of Synvisc to the hip, shoulder and ankle, and to introduce new formulations of the product. Genzyme expects to launch Synvisc for use in the hip in the United States during the first half of 2007. The company is also conducting pivotal trials of Synvisc 2 and hylastan, potential next-generation viscosupplementation products that are designed to increase patient convenience by reducing the number of injections required for treatment. Enrollment has been completed in the trial of Synvisc 2, and Genzyme is planning for product launch next year in Europe and the United States, depending on the outcome of the trial.

•                  Genzyme is working to broaden the indications for its oncology products, Campath and Clolar, to benefit larger patient populations. A phase 3 trial comparing Campath with chlorambucil in previously untreated patients with progressive B-cell chronic lymphocytic leukemia (B-CLL) may demonstrate the product’s efficacy as a first-line agent. Encouraging interim results from this study, focusing on the study’s secondary endpoint, were presented at the Annual Meeting of the American Society of Clinical Oncology in June. They showed that patients who received Campath exhibited significantly higher overall and complete response rates, with a manageable safety profile, compared with chlorambucil patients. The interim results also showed statistically significant higher response rates to Campath in patients with certain cytogenic abnormalites that are typically associated with poor prognosis. Data from the study’s primary endpoint of progression-free survival are expected by the end of the year, when Genzyme and development partner Schering AG expect to submit U.S. and European applications to expand the product’s current label to include first-line treatment of B-CLL patients.

•                  Genzyme is seeking to expand Clolar’s indication to include adult patients.  Enrollment is expected to begin shortly in a phase 3 study evaluating Clolar’s use in combination with existing therapies for adult patients with acute myelogenous leukemia. Additional late-stage studies are also planned to support Clolar’s use in older patients. The product is currently indicated for the treatment of pediatric patients with relapsed or refractory acute lymphoblastic leukemia after at least two prior regimens.

•                  In the lysosomal storage disease area, enrollment is expected to begin in the coming weeks in an international, multi-center phase 2 clinical trial evaluating the safety and efficacy of the small molecule GENZ-112638 for the treatment of Gaucher disease. The trial will help determine the potential of this compound as an alternative or adjunct to enzyme replacement therapy. GENZ-112638 also may be applicable to several other lysosomal storage disorders in addition to

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Gaucher disease. Initiation of the phase 2 program follows completion of an extensive pre-clinical research effort and a phase 1 program that involved more than 120 subjects in three separate studies.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. This year marks the 25th anniversary of Genzyme’s founding. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 8,000 employees in locations spanning the globe and 2005 revenues of $2.7 billion. Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements, including statements regarding 2006 earnings, revenues, EPS, and product sales estimates; expected drivers of Genzyme’s future growth, as well as the growth drivers for certain products, including Renagel, Hectorol, and Myozyme; the ability of our molecular tests to help physicians better manage treatment for patients with AML; the development of new markets and seeking additional approved indications and uses for Genzyme’s products, including Hectorol, Myozyme, Synvisc, Campath and Clolar; anticipated progress of clinical trials, including those for tolevamer, alemtuzumab MS, sevelamer carbonate, Myozyme, hylastan, Synvisc 2, Clolar and GENZ-112638; publication of results from the DCOR trial; the anticipating timing of Synvisc 2 launch; and other statements regarding Genzyme’s future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to successfully complete preclinical and clinical development of its products and services; Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to maintain and obtain regulatory approvals for products and services, and the timing of receipt of such approvals; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; Genzyme’s ability to successfully expand its sales and marketing teams in existing and new markets; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; the ability to manage patient safety and the continued administration of alemtuzumab to MS patients following clinical hold release; Genzyme’s ability to develop and obtain approval of a patient safety plan for alemtuzumab MS; failure of Genzyme’s molecular tests to produce diagnostic results as anticipated; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities

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Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of July 12, 2006 and Genzyme undertakes no obligation to update or revise the statements.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures. Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends. In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures. In addition, gross margin figures exclude amortization of product-related intangible assets.

Genzyme®, Renagel®, Hectorol®, Fabrazyme®, Cerezyme®, Thyrogen®, Synvisc®, Myozyme®, Thymoglobulin®, Clolar® and Campath® are registered trademarks and Sepra™ and Lymphoglobuline™ are trademarks of Genzyme Corporation or its subsidiaries. WelChol® is a registered trademark of Sankyo Pharma Inc. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. Hyalgan® is a registered trademark of Sanofi Aventis. Rebif® is a registered trademark of Serono, Inc.

Conference Call Information

There will be a conference call today at 11:00 a.m. Eastern to discuss Genzyme Corporation’s financial results for the second quarter of 2006. If you would like to participate in the call, please dial (706) 679-8722. This call will also be Webcast on the investor events section of www.genzyme.com. A replay of the Webcast call will be available from 2:15 p.m. Eastern today through midnight on July 19. For the call, please dial (706) 645-9291 and refer to reservation number 7981370.

Upcoming Events

Genzyme will announce its financial results for the third quarter of 2006 on October 12, 2006.  There will be a conference call to discuss these results at 11:00 a.m. Eastern. If you would like to participate in the call, please dial (706) 679-8722. The call will also be Webcast live on the investor events section of www.genzyme.com.  A replay of the Webcast call will be available from 2:15 p.m. Eastern through midnight on October 19, 2006.  For the call replay, please dial (706) 645-9291 and refer to reservation number 1650276.

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Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

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GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations	Three Months Ended		Six Months Ended
(Unaudited, amounts in thousands, except per share amounts)	June 30,		June 30,
	2006	2005	2006	2005

Total revenues	$793,356	$668,139	$1,524,198	$1,298,088

Operating costs and expenses:
Cost of products and services sold(1)	185,333	145,250	352,283	291,343
Selling, general and administrative(1)	273,480	196,385	504,149	378,224
Research and development(1)	168,941	121,726	321,264	236,471
Amortization of intangibles	52,883	40,105	105,575	81,291
Purchase of in-process research and development(2)	—	—	—	9,500
Total operating costs and expenses	680,637	503,466	1,283,271	996,829
Operating income	112,719	164,673	240,927	301,259

Other income (expenses):
Equity in income (loss) of equity method investments	3,854	(417)	6,100	(2,135)
Minority interest	2,750	3,357	5,196	5,551
Gain on investments in equity securities(3)	66,967	4,817	74,909	4,958
Other	(319)	253	(458)	193
Investment income	12,563	7,544	22,641	14,162
Interest expense	(4,035)	(4,466)	(8,473)	(8,274)
Total other income (expenses)	81,780	11,088	99,915	14,455
Income before income taxes(1)	194,499	175,761	340,842	315,714
Provision for income taxes(1)	(60,002)	(52,130)	(105,371)	(96,525)
Net income(1)	$134,497	$123,631	$235,471	$219,189

Net income per share of Genzyme Stock:
Basic	$0.52	$0.49	$0.91	$0.87

Diluted(1,4)	$0.49	$0.46	$0.86	$0.83

Weighted average shares outstanding:
Basic	260,444	253,086	260,076	252,003

Diluted(1,4)	276,312	270,084	276,560	268,988

(1)             Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006. For the three months ended June 30, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(82,888)K, of which $(4,927)K were charged to cost of products and services sold, $(52,692)K were charged to selling, general and administrative expense and $(25,269)K were charged to research and development expense. In addition, we recorded $27,577K of related tax benefits. For the six months ended June 30, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(115,495)K, of which $(7,230)K were charged to cost of products and services sold, $(72,139)K were charged to selling, general and administrative expense and $(36,126)K were charged to research and development expense. In addition, we recorded $37,925K of related tax benefits. Diluted earnings per share and diluted weighted average shares outstanding for the three and six months ended June 30, 2006 were computed in accordance with the provisions of FAS 123R.

(2)             Includes charges for the purchase of in-process research and development of $(9,500)K related to our acquisition of Verigen AG in February 2005.

(3)             Includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc during May and June 2006.

(4)             Reflects the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8. As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive. In accordance with EITF 04-8, interest and debt fees related to the notes of $1.9 million, net of tax, for the three months ended June 30, 2006 and 2005 and $3.7 million, net of tax, for the six months ended June 30, 2006 and 2005 have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets	June 30,	December 31,
(Unaudited, amounts in thousands)	2006	2005

Cash and all marketable securities	$1,358,240	$1,089,102
Other current assets(1)	1,392,290	1,179,093
Property, plant and equipment, net	1,458,222	1,320,813
Intangibles, net	3,028,777	3,078,461
Other assets	135,342	211,396
Total assets	$7,372,871	$6,878,865

Current liabilities	$616,632	$550,023
Noncurrent liabilities	1,111,591	1,178,975
Stockholders’ equity	5,644,648	5,149,867
Total liabilities and stockholders’ equity	$7,372,871	$6,878,865

(1)             As of June 30, 2006, includes net proceeds receivable of $99.0 million related to the portion of our investment in the common stock of Cambridge Antibody Technology Group plc that was liquidated in June 2006.

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

						Q2-06
						vs.
						Q2-05			YTD
	Q2-05	Q3-05	Q4-05	Q1-06	Q2-06	% B/(W)	FY 2004	FY 2005	6/30/06
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$100,847	$106,869	$110,366	$118,655	$126,599	26%	$363,720	$417,485	$245,254
Hectorol	—	14,138	20,377	18,904	22,412		—	34,515	41,316
Other Renal	—	—	—	31	(31)		—	—	—
Total Renal product and service revenue	100,847	121,007	130,743	137,590	148,980	48%	363,720	452,000	286,570
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	100,847	121,007	130,743	137,590	148,980	48%	363,720	452,000	286,570

Therapeutics
Cerezyme enzyme	235,953	238,329	232,089	239,009	253,989	8%	839,366	932,322	492,998
Fabrazyme enzyme	74,424	79,076	81,538	80,503	89,041	20%	209,637	305,064	169,544
Thyrogen hormone	20,699	18,503	20,823	22,993	23,723	15%	63,454	77,740	46,716
Other Therapeutics	1,281	1,903	2,128	2,128	6,609	416%	2,462	6,119	8,737
Total Therapeutics product and service revenue	332,357	337,811	336,578	344,633	373,362	12%	1,114,919	1,321,245	717,995
Therapeutics R&D revenue	235	—	—	1,000	—	(100)%	—	789	1,000
Total Therapeutics	332,592	337,811	336,578	345,633	373,362	12%	1,114,919	1,322,034	718,995

Transplant
Thymoglobulin/Lymphoglobuline	33,576	32,434	34,508	32,860	39,812	19%	108,928	127,739	72,672
Other Transplant	1,465	1,677	11,084	1,406	1,400	(4)%	42,125	18,143	2,806
Total Transplant product and service revenue	35,041	34,111	45,592	34,266	41,212	18%	151,053	145,882	75,478
Transplant R&D revenue	—	13	—	—	—		310	30	—
Total Transplant	35,041	34,124	45,592	34,266	41,212	18%	151,363	145,912	75,478

Biosurgery
Synvisc viscosupplementation product and services	58,778	57,748	58,366	53,263	63,590	8%	88,296	218,908	116,853
Sepra products	17,099	17,025	17,395	19,415	21,961	28%	61,647	68,171	41,376
Other Biosurgery	16,395	18,028	17,280	17,854	16,849	3%	55,332	65,953	34,703
Total Biosurgery product and service revenue	92,272	92,801	93,041	90,532	102,400	11%	205,275	353,032	192,932
Biosurgery R&D revenue	9	1	—	4	1	(89)%	4,241	144	5
Total Biosurgery	92,281	92,802	93,041	90,536	102,401	11%	209,516	353,176	192,937

Diagnostics/Genetics
Diagnostic Products	22,121	25,302	29,913	29,211	26,299	19%	90,955	104,202	55,510
Genetic Testing	54,396	59,368	56,057	57,452	61,041	12%	188,166	222,328	118,493
Total Diagnostics/Genetics product and service revenue	76,517	84,670	85,970	86,663	87,340	14%	279,121	326,530	174,003
Diagnostics/Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Diagnostics/Genetics	76,517	84,670	85,970	86,663	87,340	14%	279,121	326,530	174,003

Other
Other product and service revenue	26,348	33,050	32,099	32,473	36,453	38%	74,495	115,993	68,926
Other R&D revenue	4,513	4,599	4,668	3,681	3,608	(20)%	8,011	19,197	7,289
Total Other	30,861	37,649	36,767	36,154	40,061	30%	82,506	135,190	76,215
Total revenues	$668,139	$708,063	$728,691	$730,842	$793,356	19%	$2,201,145	$2,734,842	$1,524,198

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q2-06
						vs.
						Q2-05			YTD
	Q2-05	Q3-05	Q4-05	Q1-06	Q2-06	% B/(W)	FY 2004	FY 2005	6/30/06
Revenues:
Total product and service revenue	$663,382	$703,450	$724,023	$726,157	$789,747	19%	$2,188,583	$2,714,682	$1,515,904
Total R&D revenue	4,757	4,613	4,668	4,685	3,609	(24)%	12,562	20,160	8,294
Total revenues	668,139	708,063	728,691	730,842	793,356	19%	2,201,145	2,734,842	1,524,198

Total product and service gross profit(1)	518,132	550,742	535,422	559,207	604,414	17%	1,599,997	2,082,030	1,163,621

SG&A expense(1)	196,385	202,002	207,613	230,669	273,480	(39)%	599,388	787,839	504,149

R&D expense(1)	121,726	128,000	138,186	152,323	168,941	(39)%	391,802	502,657	321,264

Amortization of intangibles	40,105	50,847	49,494	52,692	52,883	(32)%	109,473	181,632	105,575

Purchase of in-process research and development(2)	—	12,700	7,000	—	—		254,520	29,200	—

Charges for impaired assets(3)	—	—	—	—	—		4,463	—	—

Operating income	164,673	161,806	137,797	128,208	112,719	(32)%	252,913	600,862	240,927

Other income (expenses):
Equity in income (loss) of equity method investments	(417)	940	1,346	2,246	3,854	>100%	(15,624)	151	6,100
Minority interest	3,357	3,670	2,731	2,446	2,750	(18)%	5,999	11,952	5,196
Gain (loss) on investments in equity securities(4)	4,817	214	526	7,942	66,967	>100%	(1,252)	5,698	74,909
Other	253	(1,021)	(707)	(139)	(319)	(226)%	(357)	(1,535)	(458)
Investment income	7,544	8,073	9,194	10,078	12,563	67%	24,244	31,429	22,641
Interest expense(5)	(4,466)	(6,749)	(4,615)	(4,438)	(4,035)	(10)%	(38,227)	(19,638)	(8,473)

Income before income taxes	175,761	166,933	146,272	146,343	194,499	11%	227,696	628,919	340,842

Provision for income taxes(1)	(52,130)	(51,279)	(39,626)	(45,369)	(60,002)	(15)%	(141,169)	(187,430)	(105,371)

Net income	$123,631	$115,654	$106,646	$100,974	$134,497	9%	$86,527	$441,489	$235,471

Net income per share of Genzyme Stock-diluted(6,7)	$0.46	$0.43	$0.39	$0.37	$0.49	7%	$0.37	$1.65	$0.86

Weighted average shares outstanding-diluted(6,7)	270,084	274,492	276,428	276,809	276,312	2%	234,318	272,224	276,560

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

								YTD
	Q2-05	Q3-05	Q4-05	Q1-06	Q2-06	FY 2004	FY 2005	6/30/06
Total product and service revenue	$663,382	$703,450	$724,023	$726,157	$789,747	$2,188,583	$2,714,682	$1,515,904
As a% of total product and service revenue:
Renagel phosphate binder (including Sevelamer)	15%	15%	15%	16%	16%	17%	15%	16%
Hectorol	0%	2%	3%	3%	3%	0%	1%	3%
Cerezyme enzyme	36%	34%	32%	33%	32%	38%	34%	32%
Fabrazyme enzyme	11%	11%	11%	11%	11%	9%	11%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	5%	5%	5%	5%	5%	5%	5%	5%
Synvisc viscosupplementation product and services	9%	8%	8%	7%	8%	4%	8%	8%
Sepra products	3%	2%	2%	3%	3%	3%	3%	3%
Diagnostics/Genetics	11%	12%	12%	12%	11%	13%	12%	11%
Other	7%	8%	9%	7%	8%	8%	8%	8%

Total product and service gross margin	78%	78%	74%	77%	77%	73%	77%	77%

Total revenues	$668,139	$708,063	$728,691	$730,842	$793,356	$2,201,145	$2,734,842	$1,524,198

SG&A expense as a % of total revenue	29%	29%	28%	32%	34%	27%	29%	33%
R&D expense as a % of total revenue	18%	18%	19%	21%	21%	18%	18%	21%
Operating income as a % of total revenue	25%	23%	19%	18%	14%	11%	22%	16%

Provision for income taxes as a % of profit before tax	30%	31%	27%	31%	31%	62%	30%	31%

Condensed Balance Sheet Information:	06/30/05	09/30/05	12/31/05	3/31/06	06/30/06	12/31/04	12/31/05	06/30/06
Cash and all marketable securities	$1,638,481	$950,342	$1,089,102	$1,201,083	$1,358,240	$1,079,454	$1,089,102	$1,358,240
Other current assets (8)	1,084,917	1,198,359	1,179,093	1,212,392	1,392,290	1,082,437	1,179,093	1,392,290
Property, plant and equipment, net	1,275,087	1,294,990	1,320,813	1,370,274	1,458,222	1,310,256	1,320,813	1,458,222
Intangibles, net	2,447,344	3,124,176	3,078,461	3,045,680	3,028,777	2,360,315	3,078,461	3,028,777
Other assets	207,430	214,098	211,396	198,497	135,342	236,959	211,396	135,342
Total assets	$6,653,259	$6,781,965	$6,878,865	$7,027,926	$7,372,871	$6,069,421	$6,878,865	$7,372,871

Current liabilities	$913,099	$616,983	$550,023	$515,895	$616,632	$624,398	$550,023	$616,632
Noncurrent liabilities	1,041,186	1,184,766	1,178,975	1,159,522	1,111,591	1,064,867	1,178,975	1,111,591
Stockholders’ equity	4,698,974	4,980,216	5,149,867	5,352,509	5,644,648	4,380,156	5,149,867	5,644,648
Total liabilities and stockholders’ equity	$6,653,259	$6,781,965	$6,878,865	$7,027,926	$7,372,871	$6,069,421	$6,878,865	$7,372,871

Notes:

(1)             Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment to FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006. For the three months ended June 30, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(82,888)K, of which $(4,927)K were charged to cost of products and services sold, $(52,692)K were charged to selling, general and administrative expense and $(25,269)K were charged to research and development expense. In addition, we recorded $27,577K of related tax benefits. For the six months ended June 30, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(115,495)K, of which $(7,230)K were charged to cost of products and services sold, $(72,139)K were charged to selling, general and administrative expense and $(36,126)K were charged to research and development expense. In addition, we recorded $37,925K of related tax benefits. Diluted earnings per share and diluted weighted average shares outstanding for the three and six months ended June 30, 2006 were computed according to the provisions of FAS 123R.

(2)             Includes charges for the purchase of in-process research and development of $(7,000)K related to our acquisition of gene therapy assets from Avigen, Inc. in December 2005, $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005, $(9,500)K related to our acquisition of Verigen AG in February 2005 and $(254,520)K related to our acquisition of ILEX Oncology, Inc. in December 2004.

(3)             Includes impairment charges of $(4,463)K recorded in December 2004 to write down the assets of a manufacturing facility in Oklahoma.

(4)             Includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

(5)             In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Interest expense for the year ended December 31, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(6)             Reflects the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8. As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(7)             For all periods except the year ended December 31, 2004, includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.

For the year ended December 31, 2004, excludes the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive.

(8)             As of June 30, 2006, includes net proceeds receivable of $99.0 million related to the portion of our investment in the common stock of Cambridge Antibody Technology Group plc that was liquidated in June 2006.

GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
Quarter Ended June 30, 2006
(Amounts in thousands, except per share data)

	NON-GAAP
	Before
	FIN 46,
	FAS 123R,	Dilution
	Amortization,	Due to
	Net Gain	Contingently	Gain/(Loss) on
	on Equity	Convertible	Investments			NON-GAAP
	Securities &	Debt	in Equity		FAS 123R	Before Effect	Effect of	GAAP
	EITF 04-8	(EITF 04-8)	Securities	Amortization	Expense	of FIN 46	FIN 46	As Reported
Income Statement Classification:

Total revenues	$793,356					$793,356		$793,356

Cost of products and services sold	$(180,406)				$(4,927)	$(185,333)		$(185,333)

Selling, general and administrative	$(220,395)				$(52,692)	$(273,087)	$(393)	$(273,480)

Research and development	$(138,565)				$(25,269)	$(163,834)	$(5,107)	$(168,941)

Amortization of intangibles	$—			$(52,883)		$(52,883)		$(52,883)

Equity in income (loss) of equity method investments	$1,105					$1,105	$2,749	$3,854

Minority interest	$—					$—	$2,750	$2,750

Gain on investments in equity securities	$501		$66,466			$66,967		$66,967

Other	$(319)					$(319)		$(319)

Investment income	$12,562					$12,562	$1	$12,563

Interest expense	$(4,035)					$(4,035)		$(4,035)

Summary:

Income (loss) before income taxes	$263,804	$—	$66,466	$(52,883)	$(82,888)	$194,499	$(0)	$194,499

(Provision for) benefit from income taxes	(82,581)	—	(24,459)	19,461	27,577	(60,002)	—	(60,002)

Net income (loss)	$181,223	$—	$42,007	$(33,422)	$(55,311)	$134,497	$(0)	$134,497

Net income (loss) per share of Genzyme Stock:
Basic	$0.70	$—	$0.161	$(0.128)	$(0.212)	$0.52	$—	$0.52

Diluted(1)	$0.68	$(0.017)	$0.152	$(0.121)	$(0.200)	$0.49	$—	$0.49

Weighted average shares outstanding:
Basic	260,444					260,444	—	260,444

Diluted(1)	266,626					276,312	—	276,312

(1)             GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1.9 million, net of tax, have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.